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                                                                    EXHIBIT 99.1


                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

              ZHONE TECHNOLOGIES TO ACQUIRE PREMISYS COMMUNICATIONS


ACQUISITION ENABLES ZHONE TO INCORPORATE LEADING COMMUNICATIONS TECHNOLOGY INTO ITS PRODUCT PORTFOLIO FOR MULTI-MILLION-USER NEXT-GENERATION NETWORKS

OAKLAND, CALIF., AND FREMONT, CALIF., OCT. 21, 1999--Zhone Technologies, Inc., and Premisys Communications, Inc. (NASDAQ: PRMS) jointly announced today that they have signed a definitive merger agreement. Under the terms of the agreement a subsidiary of Zhone will commence a tender offer for all outstanding shares of Premisys common stock for $10 per share in cash. Premisys, a leading supplier of integrated access solutions to global telecommunication service providers, will become a subsidiary of Zhone, and Nicholas J. Williams, CEO and president of Premisys, will join Zhone as president of Premisys, a subsidiary of Zhone through the transition. Zhone plans to support the existing Premisys product line and make use of its operating infrastructure.

"Becoming a subsidiary of Zhone places Premisys squarely at the center of the most exciting developments in telecommunications today," said Williams. "By becoming part of Zhone we become part of something much larger than we could create on our own and extend our mission of providing global telecommunications service providers with premises-based platforms that integrate access to a variety of voice, data, and video services."

It is expected that the tender offer will commence on October 26, 1999 and would be scheduled to expire at 12:00 midnight New York City time on November 23, 1999. Any shares not purchased in the tender offer will be acquired in a second-step merger at the same price per share. The merger and the tender offer are subject to a minimum condition in the tender offer that Zhone own an aggregate of 75 percent of the outstanding shares of Premisys common stock on a fully diluted basis following the tender offer. The merger and the offer also are conditioned on the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. Zhone has obtained commitments for the financing necessary to consummate the acquisition and its offer to acquire Premisys is therefore not subject to any financing condition.


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In connection with the execution of the merger agreement, Zhone entered into a stockholders agreement pursuant to which Raymond Lin, Nicholas Williams, and Boris Auerbuch have agreed to tender their shares in the offer. In addition, Premisys has granted Zhone an option to purchase newly issued shares of Premisys common stock under certain circumstances if more than 85 percent but less than 90 percent of the outstanding shares of Premisys common stock are tendered in the offer. Assuming that Zhone owns 90 percent of Premisys' outstanding shares following consummation of the tender offer and exercise of the option granted by Premisys, if necessary, Zhone and Premisys expect to complete the transaction before the end of November 1999.

THE FOREGOING STATEMENTS MAY CONTAIN FORWARD LOOKING STATEMENTS THAT ARE BASED ON CURRENT EXPECTATIONS AND INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE EXPECTATIONS AS A RESULT OF FACTORS INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S SUCCESS IN DEVELOPING, INTRODUCING OR SHIPPING NEW PRODUCTS, COMPETITION, THE MIX OF DISTRIBUTION CHANNELS EMPLOYED, THE COMPANY'S DEPENDENCE ON SINGLE OR LIMITED SOURCE SUPPLIERS FOR CERTAIN COMPONENTS USED IN ITS PRODUCTS, RISKS INHERENT IN INTERNATIONAL SALES, SEASONALITY AND GENERAL ECONOMIC CONDITIONS.

ABOUT ZHONE TECHNOLOGIES, INC.
Zhone Technologies, Inc., is based in Oakland, Calif. For more information about Zhone Technologies, consult the company Website at www.zhone.com.

ABOUT PREMISYS COMMUNICATIONS, INC.
Premisys Communications, Inc. (NASDAQ: PRMS), based in Fremont, California, pioneered development of integrated access solutions for telecommunications service providers. Today, Premisys, an ISO 9001 certified company, leads the industry worldwide with a growing family of access products, featuring its Integrated Multiple Access Communications Server (IMACS). Premisys' products allow service providers to quickly and cost-effectively accommodate the growing demand from businesses for voice, data, and video communications services. More information about Premisys Communications and its products is available on its Worldwide Web site www.premisys.com and by contacting its Fremont headquarters (510-353-7600).
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